Exhibit 7.1

CONFIDENTIAL

[REDACTED] Execution Version

[Certain identified information marked “[REDACTED]” herein has been excluded because it is not material and is the type that the issuer treats as private and confidential.]

AGREEMENT AND PLAN OF MERGER

VAXANIX BIO, LTD;

Vaxanix Bio Acquisition Corp. IV;

and

Oncolyze, inc.

Dated as of February 6, 2024

TABLE OF CONTENTS

Page

1.	Description of Transaction		1

	1.1	Merger of Company and Merger Sub	1
	1.2	Effect of the Merger	1
	1.3	Closing; Effective Time	2
	1.4	Effects of Merger	5
	1.5	Effects on Capital Stock	6
	1.6	Fractional Shares	7
	1.7	Contingent Payment Consideration	7
	1.8	Closing Payment	7
	1.9	Closing of the Company’s Transfer Books	7
	1.10	Exchange/Payment	8
	1.11	Securities Law Compliance	9
	1.12	Tax Consequences	9
	1.13	Transfer	9
	1.14	Further Action	9

2.	Representations and Warranties of the Company		10

	2.1	Due Incorporation, Good Standing, Corporate Power and Qualification	10
	2.2	Capitalization	10
	2.3	Authority; Binding Nature	10
	2.4	Litigation	11
	2.5	Real Property; Leasehold	11
	2.6	Intellectual Property	11
	2.7	Agreements; Actions	12
	2.8	Indebtedness and Liabilities	12
	2.9	Employee/Directors	12
	2.10	Tax Matters	12
	2.11	Permits	12
	2.12	Insurance	13
	2.13	Corporate Documents	13
	2.14	Compliance	13
	2.15	Bank Accounts, Books and Records	14
	2.16	Brokers	14
	2.17	No Other Representations or Warranties	14

3.	Representations and Warranties of Parent and Merger Sub		14

	3.1	Organization, Good Standing, Corporate Power and Qualification	15
	3.2	Capitalization	15
	3.3	Authority; Binding Nature	15
	3.4	Non-Contravention; Consents	16
	3.5	Litigation	16
	3.6	Merger Sub	16
	3.7	Real Property; Leasehold	16

i

	3.8	Intellectual Property	16
	3.9	Agreements; Actions	17
	3.10	Indebtedness and Liabilities	17
	3.11	Employee/Directors	17
	3.12	Tax Matters	17
	3.13	Permits	18
	3.14	Corporate Documents	18
	3.15	Compliance, Foreign Corrupt Practices Act and Anti-Bribery	18
	3.16	Brokers	19
	3.17	No Other Representations or Warranties	19

4.	Certain Covenants of the Parties		19

	4.1	Tax Matters	19
	4.2	D&O Indemnification; Tail Policy	19
5.	Operation of the Company’s Business.		20

6.	Termination.		21

7.	Mutual Non-Survival.		22

8.	Miscellaneous Provisions		22

	8.1	Company Representative	22
	8.2	Confidentiality	23
	8.3	Further Assurances	23
	8.4	Fees and Expenses	23
	8.5	Attorneys’ Fees	23
	8.6	Notices	24
	8.7	Headings	24
	8.8	Counterparts	24
	8.9	Governing Law	24
	8.10	Successors and Assigns; Assignment	24
	8.11	Remedies Cumulative; Specific Performance	25
	8.12	Waiver	25
	8.13	Amendments	25
	8.14	Severability	25
	8.15	Parties in Interest	25
	8.16	Publicity	26
	8.17	Entire Agreement	26
	8.18	Construction	26
	8.19	Disclosure Schedule	26

ii

Exhibits:

Exhibit A	-	Certain Definitions

Schedules:

Schedule	-

Parent Disclosure Schedule

Company Disclosure Schedule

Employment Schedule

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as may be amended from time to time, this “Agreement”), is made and entered into as of February 6, 2024 by and among VAXANIX BIO, LTD, a Nevada corporation (“Parent”), Vaxanix Bio Acquisition Corp. IV, a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Oncolyze, Inc. , a Delaware corporation (the “Company”) (each a “Party” and collectively the “Parties”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.       Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub in accordance with this Agreement and the Nevada Revised Statutes (“NRS”) (the “Merger”).

B.       It is intended that, for U.S. federal income tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Intended Tax Treatment”) and (ii) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

C.       This Agreement has been approved and declared advisable by the respective boards of directors of Parent, Merger Sub and the Company and such respective boards of directors or company managers have determined that the Merger is in the best interests of the stockholders or interest holders of their respective companies.

D.       The parties intend that the issuance of Parent Common Stock in connection with the Merger be accomplished through a private placement of the requisite shares of Parent Common Stock exempt from registration under Section 4(2) promulgated under the Securities Act.

Agreement

The parties to this Agreement agree as follows:

1.                  Description of Transaction

1.1              Merger of Company and Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS, at the Effective Time, the Company shall be merged into the Merger Sub and the separate existence of Company shall cease. The Parent will continue as the surviving company in the Merger with the Merger Sub as a wholly owned subsidiary of Parent.

1.2              Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject to the NRS and this Agreement, at the Effective Time, all of the assets, property, rights, privileges, powers, franchises, duties and all Liabilities set forth on Section 2.8 of the Company Disclosure Schedule of the Company shall be assumed by the Merger Sub.

(Signature Page to Agreement and Plan of Merger)

1.3              Closing; Effective Time.

(a)               Closing. The consummation of the transactions contemplated by this Agreement will occur upon each Parties’ conditions contained in Sections 1.3(b), 1.3(c) and 1.3(d) being satisfied or waived by all the Parties to this Agreement (the “Closing”). The Closing shall take place, at a maximum of ninety (90) days after execution of this Agreement (the “Wrap Up Period”) unless extended by Parent, remotely via electronic exchange of required Closing deliverables on the date hereof (the “Closing Date”). Concurrently with or as promptly as practicable after the Closing and on the Closing Date, a properly executed certificate of merger satisfying the applicable requirements of the NRS or any related regulatory or financial Regulatory Authority (the “Certificate of Merger”) shall be filed with the applicable Secretary of State. The Merger shall become effective at the date and time the Certificate of Merger is filed and the conditions below have been completed (the time the Merger becomes effective being the “Effective Time”). Each party to this Agreement covenants to use best commercial efforts to effectuate the Closing and have completed by the Closing the conditions set forth below in this Section 1.3 applicable to such party.

(b)              Conditions to Parent’s Obligations at the Closing. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived in writing by Parent:

(i)                 the Company shall have received all necessary consents, waivers and approvals of parties to any Material Contract which the Company has identified as being required in order to authorize the Company to consummate the Merger.

(ii)              the Company shall have delivered to Parent a certificate executed by the Secretary of the Company dated as of the Closing Date attaching and certifying (A) the Company Charter, (B) the Company Bylaws, (C) the incumbency of the signing officer(s) of the Company and (D) the resolutions of the Company’s board of directors and stockholders approving and adopting the Merger, this Agreement, and the other transactions contemplated by this Agreement;

(iii)            the Company shall have delivered to Parent the Certificate of Merger, duly executed by the Company;

(iv)             the Company shall have delivered to Parent copies of such resolutions of the Company’s board of directors and stockholders, approving the Merger, this Agreement, and any other transactions contemplated by this Agreement;

(v)               the Company shall have received the written resignations of all officers and directors of the Company as requested by Parent which will be effective as of the Effective Time; and

(vi)             the Company shall have delivered to the Parent a certificate, issued by the Secretary of State of the State of Delaware, certifying as of a date no more than ten (10) business days prior to the Closing that the Company is in good standing under the laws of such jurisdiction;

(Signature Page to Agreement and Plan of Merger)

(vii)          all subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company will have been exercised, converted or cancelled (except that for those that, at Closing, will convert into Parent Common Stock or be cancelled and entitle the holder thereof to receive Parent Options), so that at the Closing Date, the Company will have only Company Securities outstanding in the amounts set forth opposite the owners names on the spreadsheet to be delivered on the Closing Date (the “Allocation Schedule”), and no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock, Indebtedness or assets of the Company will exist after Closing (for the avoidance of doubt, by virtue of the Merger, no Company Securities will exist after the Effective Time);

(viii)        the Company will have terminated all obligations, if any, (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company;

(ix)             the Company will have cleared, paid or have assumed by a third party, together with a release of all claims against the Company and its successors, any Liabilities not set forth on Section 2.8 of the Company Disclosure Schedule (Liabilities which will in total will be (i) approximately $[REDACTED] (within a 10% variance) of which approximately $[REDACTED] will be payable to the non-Accredited Securityholders, plus accrued interest on such payment to non-Accredited Securityholders from and after April 30, 2024 if the Closing does not occur by that date, plus $[REDACTED] in retention salaries to be paid to the respective Company employees as listed in the Employment Schedule attached hereto in equal monthly payments over 36 months following the Closing whether or not such employee is employed by Parent (provided, however, that such payment of salaries from and after Closing will be deferred in accordance with the offer letters referred to in Section 1.3(c)(vii) until a minimum threshold of $[REDACTED] in funds is raised by Parent)); and

(x)               the Company will deliver an officer’s certificate acknowledging and confirming that all of the Company’s Representations and Warranties contained in Section 2 of this Agreement are materially true and correct as of the Closing Date.

(c)               Conditions to Company’s Obligations at the Closing. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived in writing by Company:

(i)                 the Parent shall have received all necessary consents, waivers and approvals of parties to any Material Contract of Parent;

(ii)              the Parent shall have delivered to Company, copies of such resolutions of the Parent’s board of directors and stockholders approving the Merger, this Agreement, and any other transactions contemplated by this Agreement;

(Signature Page to Agreement and Plan of Merger)

(iii)            the Parent will certify in writing via an officer’s certificate of the Parent (or included in the Closing Certificate of Parent), certifying that (i) all representations and warranties contained in Section 3 are true and correct as of the date of the Agreement and the Closing or such other time set forth in the applicable representation and warranty, except where such failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) there has been no material change to the Parent’s business, operations, financial position, capitalization table, or any other event occurring outside of the Ordinary Course of Business from the date of this Agreement until Closing;

(iv)             the Parent shall have delivered to the Company, a certificate, issued by the Secretary of State of the State of Nevada, certifying as of a date no more than ten (10) business days prior to the Closing that the Parent is in good standing under the laws of such jurisdiction

(v)               the Parent shall have performed in all material respects, all obligations, and complied in all material respects with, the agreements and covenants of this Agreement required to be performed by or complied with by it at or prior to Closing;

(vi)             the Parent will have terminated all obligations, if any, (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Parent;

(vii)          the Parent or Merger Sub will have made a formal written offer of employment, to be in effect immediately after the Merger, with the Parent or with Merger Sub as a subsidiary corporation of the Parent or as an operating division, as determined by the Parent, to each of Steven J. Evans, MD, Alex Stojanovic, Ph.D., and John Abeles, MD, commencing upon Closing and in each case for a position similar in title and responsibility to the role of each such individual held with the Company immediately prior to the Effective Time (taking into account whether Merger Sub will, as determined by the Parent, after the Merger operate as a corporate entity subsidiary or as a division of the Parent with respect to the assets of the Company acquired in the Merger, and with all of the benefits available to similarly-situated employees in the subsidiaries or divisions of the Parent after the Merger), on terms mutually agreeable to the Parties thereto, including those listed on the Employment Schedule attached hereto, and providing that payment of salaries from and after Closing will be deferred until a minimum threshold of $[REDACTED] in funds is raised by Parent; and

(viii)        the Parent and Merger Sub will deliver an officer’s certificate acknowledging and confirming that all of the Parent’s and Merger Sub’s Representations and Warranties contain in Section 3 of this Agreement are materially true and correct as of the Closing Date.

(Signature Page to Agreement and Plan of Merger)

(d)              Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(i)                 The Company shall have received votes sufficient to consummate the Merger and the Company will have made best commercially reasonable efforts to secure the approval of all Company Securityholders for the Merger;

(ii)              To the extent applicable, all waiting periods applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated and all required filings shall have been made and all required approvals obtained (or waiting periods expired or terminated) under applicable Antitrust Laws;

(iii)            No Governmental Body having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Merger Consideration, or the other transactions contemplated by this Agreement.

1.4              Effects of Merger.

(a)               Certificate of Incorporation. The Certificate of Incorporation of the Merger Sub shall be amended and restated and filed and effective as of the Effective Time.

(b)              Bylaws. The bylaws or operating documentation of the Merger Sub shall be amended and restated as of the Effective Time

(c)               Directors and Officers of the Parent or Merger Sub. The directors and officers of the Parent and the Merger Sub immediately after the Effective Time shall be the directors and officers as set forth on Section 1.4(c) of the Parent Disclosure Schedule.

(d)              Merger Consideration Base Amount. As of the Closing, Company shall only be entitled to the Merger Consideration Base Amount, as is allocated by Company to each Company Securityholder, as provided by Company in the Allocation Schedule as the same may be adjusted pursuant to Section 1.5. Company acknowledges all Company Securityholders shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Securities formerly represented and no further Securityholder claim or right will exist after allocation of the Merger Consideration. The relative allocation of the Merger Consideration among the Securityholders of Company will be determined solely by Company and reflected in the Allocation Schedule, and will not be determined or modified by Parent. Except as contained in the Company or Parent Disclosure Schedules, at the Closing there are no outstanding notes, options, preferred stock, warrants or other rights of whatever nature that could represent a claim against the Company, the Merger Sub or the Parent for any part of the Merger Consideration, or other compensation as a result of the Merger. Except as set forth in Section 2.8 of the Company Disclosure Schedule, Merger Sub will have no liability for any obligation incurred by Company prior to Closing for any financial closing, banker fee, finder’s fee, or any similar deal contingent obligation. Company shall provide evidence prior to Closing that any such liability mentioned above is satisfied and will not be assumed or outstanding for Parent or Merger Sub.

(e)               Merger Consideration Additional Amount. Within thirty (30) Business Days after achievement of the Milestone, the Parent will deliver the Merger Consideration Additional Amount to the account of the Company Securityholders Representative designated in the Allocation Schedule (the “CRS Account”) for distribution to the Company Securityholders in accordance with the Allocation Schedule.

(Signature Page to Agreement and Plan of Merger)

(f)                Retention of Committed Cash. [REDACTED] percent ([REDACTED]%) of Committed Cash (including the amount of proceeds of any Targeted Parent Offering) shall be retained in or distributed to the Surviving Corporation and used exclusively for purposes directly related to achievement of the Milestone, and [REDACTED] percent ([REDACTED]%) will be used for Parent corporate purposes.

1.5              Effects on Capital Stock.

(a)               Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Securityholder:

(i)                 any shares of Company Common Stock and Company Preferred Stock then held by the Company (or held in the Company’s treasury) or outstanding immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)              the Company Securities outstanding immediately prior to the Effective Time shall cease to be existing and issued Company Securities and shall be converted into the right to receive, without interest, at the Closing, (A) the Merger Consideration Base Amount (as set forth in the Allocation Schedule), (B) any Merger Consideration Additional Amount that becomes due (as set forth in the Allocation Schedule), and (B) in the event any Sublicense Consideration Pass-Through Payments and Royalty Payments becomes due, such consideration (as set forth in the Allocation Schedule).

(b)              Treatment of Non-Accredited Securityholders. Notwithstanding anything else contained in this Agreement, Parent shall pay to any non-Accredited Securityholders in only the form of cash (and not Parent Shares), in the aggregate amount of approximately $[REDACTED], any portion of the Merger Consideration due to such non-Accredited Securityholders, as set forth on the Allocation Schedule For the avoidance of doubt, the payment of cash to non-Accredited Securityholders in pursuant to this Section 1.5(b) shall result in a corresponding reduction in the number of Parent Shares comprising the Base Merger Consideration at Closing equal to the quotient of (i) the amount so paid to such non-Accredited Securityholders, divided by (ii) the Parent Per Share Value. After payment of such amount, no further Merger Consideration or any other payments shall be due and payable to such non-Accredited Securityholders from and after Closing.

(c)               Treatment of Company Options/Derivative Securities. No Company Options, warrants or other rights, including conversion or preemptive rights, whether or not currently exercisable, exchangeable or convertible, to acquire any shares of the capital stock or other securities of the Company shall be continued, assumed or substituted by the Merger Sub or Parent as part of the Merger, and shall have been terminated on or prior to the Effective Time. Each Company Option shall be cancelled, and, in consideration of such cancellation, the holder thereof shall be entitled to receive, without interest, for each such cancelled Company Option (A) at the Closing, the Merger Consideration Base Amount in the form of a Parent Option convertible into such a number of shares of Parent Common Stock and at such exercise price as are calculated in accordance with the definition of “Parent Option” hereunder and allocated by the Allocation Schedule (which shares will be authorized and approved for issuance only upon exercise of such Parent Option), (B) any Merger Consideration Additional Amount in the form of a Parent Option convertible into such number of shares of Parent Common Stock and at such exercise price as are calculated in accordance with the definition of “Parent Option” hereunder and allocated by the Allocation Schedule (which shares will be authorized and approved for issuance only upon exercise of such Parent Option), and (C) any Contingent Payment Consideration as allocated by the Allocation Schedule. For the avoidance of doubt, the number of shares of Parent Common Stock underlying the Parent Options to be issued under this Section 1.6 will be part of, and not in addition to, the shares of Parent Common Stock comprising the Merger Consideration Base Amount and the Merger Consideration Additional Amount.

(Signature Page to Agreement and Plan of Merger)

1.6              Fractional Shares. No fraction of a share of Parent Common Stock will be issued in the Merger and all remaining fractional shares of Parent Common Stock that would have been issued in the Merger shall be rounded down to the nearest whole share thereof.

1.7              Contingent Payment Consideration. After the Effective Time and for the duration of the Contingent Payment Term, the Parent shall make the Contingent Payment Consideration payments, at the stated rates to the Company Securityholders Representative, to the account designated in the Allocation Schedule (for distribution in accordance with the proportions, and to the accounts, set forth in the Allocation Schedule). Payment to the account of the Company Securityholders Representative shall be deemed satisfaction of the Parent’s payment obligation with respect to the Contingent Payment Consideration, subject to audit rights as set forth in the Allocation Schedule. The right of the Company Securityholders to receive any Contingent Payment Consideration: (i) does not give the Company Securityholder Representative or the Company Securityholders dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of the Parent except to the extent such rights arise from shares of capital stock of Parent held by such Company Securityholders (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by the Company Securityholder Representative or Company Securityholders except to and among the Company Securityholders and subsequently shall not be assignable except by will, upon death or by operation of the laws of descent and distribution, or to a trust formed by a Company Securityholder for the sole benefit of immediate family members; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the right to receive the consideration set forth in this Section 1.7. Any attempted transfer of the right to any Contingent Payment Consideration by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

1.8              Closing Payment.

(a)               Except for the Merger Consideration, no additional closing payments are anticipated for this Agreement.

1.9              Closing of the Company’s Transfer Books. At the Effective Time all Company Securities outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of certificates representing Company Securities outstanding that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and each certificate representing any such Company Securities (a “Company Stock Certificate”) or uncertificated book-entry shares (a “Book-Entry”) thereafter represent the right to receive the consideration referred to in Section 1.5(a); and the stock transfer books of the Company shall be closed with respect to all Company Securities outstanding immediately prior to the Effective Time. No further transfer of any such Company Securities shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Company Stock Certificate or a Book-Entry is presented to the Surviving Corporation or Parent, such Company Stock Certificate or Book-Entry shall be cancelled and shall be exchanged as provided in Section 1.11.

(Signature Page to Agreement and Plan of Merger)

1.10          Exchange/Payment.

(a)               Exchange Procedures. Each Securityholder of the Company shall automatically receive, without any further action at the Closing, in exchange for each share of Company Securities, the consideration set forth in Section 1.5(a).

(b)              Payment in Full. All consideration paid upon exchange of shares of Company Securities shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Securities represented thereby and neither Parent nor the Surviving Corporation shall have any further Liability therefor except as explicitly set forth herein.

(c)               Escheatment. None of Parent or the Surviving Corporation shall be liable to any holder or former holder of Company Securities with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property Law or escheat Law.

(d)              Transfers of Ownership. Shares of Parent Common Stock is to be issued by Company as designated on the Allocation Schedule. If the shares of Parent Common Stock to be issued are in a name other than that in which any Company Securities are registered, it shall be a condition of the issuance thereof that Company certify and acknowledge that such Company Securities were properly surrendered and has been properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange has paid to Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of a Book-Entry of Parent Common Stock in any name other than that of the registered holder of any Company Securities, or established to the satisfaction of Parent or any agent designated by Parent that such Tax has been paid or is not payable.

(e)               Required Withholding. Parent, the Surviving Corporation and their agents shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code or under any Tax Law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(Signature Page to Agreement and Plan of Merger)

1.11          Securities Law Compliance.

(a)               Valid Exemption. The shares of Parent Common Stock issuable in accordance with this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) promulgated thereunder and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.

(b)              Legends. Certificates or Book-Entries evidencing the shares of Parent Common Stock issued in accordance with this Agreement, or any other securities issued in respect of such shares of Parent Common Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under bylaws of Parent, any document required by the Letter of Transmittal, and applicable state securities Laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SECURITIES MAY NOT BE TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR SUCH TRANSFER MAY BE MADE PURSUANT TO RULE 144 OR IN THE OPINION OF COUNSEL FOR THE COMPANY, REGISTRATION UNDER THE ACT IS UNNECESSARY FOR SUCH TRANSFER TO COMPLY WITH THE ACT OR ANY OTHER APPLICABLE STATE SECURITIES LAW”

1.12          Tax Consequences. Parent makes no representations, warranties or covenants to the Company or to any Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or to any Securityholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby, and the Company will communicate to shareholders to rely solely on their own tax advisors in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement.

1.13          Transfer. The rights of each Securityholder under this Agreement are personal to each such Securityholder and shall not be transferable for any reason without the prior written consent of Parent other than pursuant to a Permitted Transfer. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.14          Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Parent or Merger Sub with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Merger Sub and Parent shall take such action, so long as such action is not inconsistent with this Agreement. The officers and directors of the Parent and Merger Sub shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Parent any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Parent or Merger Sub as a result of, or in connection with, the Merger.

(Signature Page to Agreement and Plan of Merger)

2.                  Representations and Warranties of the Company

The Company represents and warrants, as of the date of this Agreement and as of the Closing Date, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule, to and for the benefit of Parent and Merger Sub as follows:

2.1              Due Incorporation, Good Standing, Corporate Power and Qualification. On the date of this Agreement and on the Effective Time, the Company is a corporation validly existing and in good standing under the laws of the state it is organized and has all corporate power and corporate authority required to carry on its business.

2.2              Capitalization. As of the date of this Agreement, the authorized equity capital of the Company is as set forth in Section 2.2 of the Company Disclosure Schedule. Except as set forth on Section 2.2 of the Company Disclosure Schedule, the Company does not have any outstanding equity securities. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized, validly issued, fully paid and nonassessable and were issued in material compliance with all applicable federal and state securities Laws. Except as set forth on Section 2.2 of the Company Disclosure Schedule, Immediately prior to the Effective Time: (A) there are no preemptive rights, options, warrants, conversion privileges, restricted stock units, calls, rights (including, but not limited to, co-sale rights, rights of first refusal or similar rights) or agreements to which the Company, or to the Company’s Knowledge, any holder of Company Securities, is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Company Common Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Common Stock or other equity securities of the Company, and (B) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

2.3              Authority; Binding Nature. All corporate action has been taken, or will be taken prior to the Closing, on the part of the board of directors and stockholders of the Company, including the affirmative vote of holders of the Company Common Stock, in such number that is necessary for the authorization, execution and delivery of this Agreement by the Company and the consummation of the Merger. As of the date of the Closing, the Company will have received the affirmative vote of 51% of holders of the Company Common Stock and the requisite vote of all other Company securities entitled to vote thereon. There is no consent, approval, or other action required to proceed with Closing that the Company will not have obtained prior to Closing. Except where such failure could not reasonably result in a Material Adverse Effect, all Third-Party consents necessary to authorize the Company’s entry into this Agreement have been obtained or made, or will be obtained or made prior to Closing, and consummation of the Merger would not (i) conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) of any Material Contract, (iii) result in Parent’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or (iv) give to any third party any rights of termination, amendment, acceleration, or cancellation, of any Material Contract to which Company and thus Parent is a party or otherwise bound as of the Closing Date. Assuming due execution and delivery by Parent and Merger Sub, this Agreement, when executed and delivered by the Company, shall constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(Signature Page to Agreement and Plan of Merger)

2.4              Litigation. Section 2.4 of the Disclosure Schedule identifies all threatened, known and pending, or actual litigation involving the Company.

2.5              Real Property; Leasehold. The Company does not own, and never has owned, and does not lease, and never has leased, any interest in real property.

2.6              Intellectual Property. As of the Effective Time:

(a)               Section 2.6(a) of the Company Disclosure Schedule identifies: (x) each item of Company Owned IP, Company Intellectual Property and Company Registered IP; (y) the jurisdiction in which such item of Intellectual Property has been registered or filed and the applicable registration or serial number; and (z) each Person that is an owner (including any joint owner) of such item of Intellectual Property, and, if Company is not the sole owner thereof, (i) the corresponding agreement pursuant to which the Company has the right to use or practice such Intellectual Property, each agreement, if any, granting a Third Party the right to use or practice such Intellectual Property, and each agreement, if any, pursuant to which the Company is obligated to make any payment by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property, and (ii) if any such Person has a joint ownership interest in such Intellectual Property with Company, any agreement(s) between Company and such Person relating to such joint ownership. Company represents that all listed Intellectual Property is valid and enforceable (free and clear of all Liens other than Permitted Liens) and will disclose any limitation to enforcement rights to title to the Merger Sub or Parent in the Disclosure Schedule as well as identify each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company, or by the Company to a third party.

(b)              Section 2.6(b) of the Company Disclosure Schedule identifies each Company Inbound License.

(c)               Section 2.6(c) of the Company Disclosure Schedule lists each of the Company Outbound Licenses.

(d)              The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, alter, or impair, any of the rights of the Company in or to any Company Intellectual Property or the validity, enforceability, registrability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property.

(Signature Page to Agreement and Plan of Merger)

2.7              Agreements; Actions.

(a)               Except for this Agreement, there are no agreements, understandings, instruments, Contracts or proposed transactions to which the Company is a party or by which it is bound that would conflict with, alter, or impair, any of the rights of the Parent or Merger Sub, or create any obligation, financial or otherwise, actual or inchoate, on the part of the Merger Sub or Parent to any third party.

(b)              Section 2.7 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Material Contracts and true, correct and complete copies of all Company Material Contracts, including any amendments thereto, have been provided to Parent.

(c)               The Company is not in breach of or default (nor committed any act for failed to take any action, which with the giving of notice or passage of time, would constitute a breach or default) under any Company Material Contract and, to the Company’s Knowledge, there is no current claim or threat that the Company is or has been in breach of or default under any Material Contracts.

2.8              Indebtedness and Liabilities. As of the date of this Agreement, except as set forth in Section 2.8 of the Company Disclosure Schedule, the Company has no Indebtedness or Liabilities.

2.9              Employee/Directors. Section 2.9 of the Company Disclosure Schedule contains a correct and complete list as of all directors, employees, all independent contractors, consultants, agency workers and advisors of the Company immediately prior to the Effective Time. Company also warrants that there are no disputes or outstanding liability for any previous employee or contractor.

2.10          Tax Matters.

(a)               The Company has paid all Taxes due and payable by the Company (whether or not shown on any Tax Return). The Company has filed all Tax Returns required to have been filed by it, and all such Tax Returns were true, complete and accurate in all respects, have been prepared in compliance with Law and true, correct and complete copies of all Tax Returns have been provided to Parent, including all underlying books and records.

(b)              The Company has not taken any action, nor has Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

2.11          Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

(Signature Page to Agreement and Plan of Merger)

2.12          Insurance. The Company has delivered to Parent accurate and complete copies of all material insurance policies relating to the business, assets, liabilities and operations of the Company. As of the Effective Time, each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof.

2.13          Corporate Documents. The Company Charter and Bylaws which have been provided to the Parent are currently effective.

2.14          Compliance.

(a)               Company has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Parent, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

(b)              As of the Effective Time, no Action is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Company Regulatory Permit. Additionally, Company has not received any written notice or, to the knowledge of Company, other notice alleging noncompliance with any applicable Law. There is no Company material liability for failure to comply with any Law and, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such liability.

(c)               As of the Effective Time, there are no Actions pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of any Drug Regulatory Agency, which is material to the conduct of the Company’s business.

(d)              As of the Effective Time, Company has all regulatory and FDA submitted files for Company Owned IP as well as all Company Regulatory Permits for Company Product Candidates. The Company has made available to the Parent all information requested by the Parent relating to the Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates. All such information is accurate and complete in all material respects.

(e)               All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or their respective product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Company has not commenced any clinical studies conducted by or on behalf of, or sponsored by, the Company.

(Signature Page to Agreement and Plan of Merger)

(f)                There have been no manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of, the Company in connection with any Company Product Candidate, since June 21, 2023.

(g)               No manufacturing site is owned by the Company.

2.15          Bank Accounts, Books and Records. Section 2.15 of the Company Disclosure Schedule lists each of the Company’s bank accounts and the authorized signatories thereon, each of which has been provided to Parent for review prior to the Effective Time. At the Closing, all of those books and records will be the property of Merger Sub.

2.16          Brokers. Except as set forth on Schedule 2.16 of the Company Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

2.17          No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Company nor any other Person on behalf of Company, makes any express or implied representation or warranty with respect to Company or with respect to any other information provided to the Company or stockholders or any of their respective Company Affiliates in connection with the transaction contemplated by this Agreement (subject to the express representations and warranties of Parent set forth in Section 2 (in each case as qualified and limited by the Company Disclosure Schedule)).

3.                  Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub each represent and warrant, as of the date of this Agreement and as of the Closing Date, subject to such exceptions as are specifically disclosed in the Parent Disclosure Schedule, to and for the benefit of the Company:

The Company acknowledges that Parent has been in discussions with [REDACTED] (collectively, the “Target Companies”) concerning the acquisition of the Target Companies (and the assumption of liabilities) by Parent or an acquisition subsidiary thereof by way of merger or asset purchase (or, with respect to [REDACTED], the license by Parent of intellectual property relating to [REDACTED]). Such acquisitions and license are collectively referred to herein as the “Proposed Acquisitions”. In connection therewith, Parent may be entering into definitive agreements with the Target Companies prior to, at or after the date of this Agreement or the Closing Date hereunder. Such agreements may provide for Parent or its acquisition subsidiaries to issue shares of Parent common stock or other securities, acquire and/or license various assets and assume contractual obligations and liabilities. The Company is aware of, and accepts the Parent’s general representations set forth in this paragraph regarding, the Proposed Acquisitions. Therefore, notwithstanding any contrary provision contained in this Agreement, neither Parent or Merger Sub makes, or is required to make, any further representations or warranties concerning the Target Companies or the Proposed Acquisitions. Without limiting the foregoing, neither Parent nor Merger Sub is required to list any assets, contractual obligations or liabilities of, or any other item or circumstance relating to, the Target Companies on the Parent Disclosure Schedule.

(Signature Page to Agreement and Plan of Merger)

3.1              Organization, Good Standing, Corporate Power and Qualification. Each of Parent and Merger Sub is a newly formed corporation duly incorporated or otherwise in corporate structure, validly existing and in good standing under the laws of the State in which they are created. Each has limited operating history except for acquisition of the Parent IP rights necessary for this Agreement but have all corporate power and corporate authority required to carry on its business as presently conducted, and as presently proposed to be conducted. Each is currently conducting, and has at all times conducted, its activities in compliance with each applicable Law in all material respects. Neither has engaged in any material corporate activity outside of IP acquisition and thus has no clinical, developmental or financial history, no holdings, no real estate, no Material Contracts outside of IP agreements, nor any employee matters. Neither have received any written notice or, to the knowledge of either, other notice alleging noncompliance with any applicable Law. Neither has any material liability for failure to comply with any Law and, to the knowledge of either, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such liability.

3.2              Capitalization.

(a)               The authorized equity capital of the Parent is set forth in Section 3.2(a) of the Parent Disclosure Schedule. All of Parent’s securities have been duly authorized, validly issued, fully paid and nonassessable and were issued in material compliance with all applicable federal and state securities Laws.

(b)              The authorized equity capital of the Merger Sub is set forth in Section 3.2(b) of the Parent Disclosure Schedule. All of the outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and nonassessable and were issued in material compliance with all applicable federal and state securities Laws.

(c)               Except as set forth in Sections 3.2(a), 3.2(b) and 3.2(c) of the Parent Disclosure Schedule, Parent and Merger Sub do not have any outstanding equity securities. Immediately prior to the Effective Time: (A) there are no preemptive rights, options, warrants, conversion privileges, restricted stock units, calls, rights (including, but not limited to, co-sale rights, rights of first refusal or similar rights) or agreements to which the Parent, or to the Parent’s Knowledge, any holder of Parent Common Stock, is a party requiring, and there are no securities of the Parent outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Parent Common Stock or other equity securities of the Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Parent Common Stock or other equity securities of the Parent, and (B) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

3.3              Authority; Binding Nature. Parent and Merger Sub have all necessary corporate power and authority to enter into and perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective boards of directors. Assuming due execution and delivery by Company, this Agreement, when executed and delivered by Parent and Merger Sub, shall constitute a valid and legally binding obligation of the each, enforceable against the each in accordance with its respective terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(Signature Page to Agreement and Plan of Merger)

3.4              Non-Contravention; Consents. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub, or (c) cause a default on the part of Parent or Merger Sub under any Material Contract of Parent or Merger Sub, except, with respect to clauses (b) and (c) only, for violations and defaults that would not reasonably be expected to materially and adversely impact Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

3.5              Litigation. There is no Action pending, or to the knowledge of Parent, currently threatened against Parent or Merger Sub that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Merger.

3.6              Merger Sub. Merger Sub: (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement; (b) has engaged in no other business activities; and (c) has conducted its operations only incident to its formation and performance obligations under this Agreement.

3.7              Real Property; Leasehold. Neither the Parent nor Merger Sub owns nor has ever owned, and does not lease, and never has leased, any interest in real property.

3.8              Intellectual Property. As of the Effective Time:

(a)               Section 3.9(a) of the Parent Disclosure Schedule identifies: (x) each item of Parent Owned IP, Parent Intellectual Property and Parent Registered IP; (y) the jurisdiction in which such item of Intellectual Property has been registered or filed and the applicable registration or serial number; and (z) each Person that is an owner (including any joint owner) of such item of Intellectual Property, and, if Parent is not the sole owner thereof, (i) the corresponding agreement pursuant to which the Company has the right to use or practice such Intellectual Property, each agreement, if any, granting a Third Party the right to use or practice such Intellectual Property, and each agreement, if any, pursuant to which the Parent is obligated to make any payment by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property, and (ii) if any such Person has a joint ownership interest in such Intellectual Property with Parent, any agreement(s) between Parent and such Person relating to such joint ownership. Parent represents that all listed Intellectual Property is valid and enforceable (free and clear of all Liens other than Permitted Liens) and has disclosed on Section 3.9(a) of the Parent Disclosure Schedule any limitation to enforcement rights to title t as well as identify each Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company, or by the Company to a third party.

(Signature Page to Agreement and Plan of Merger)

(b)              Section 3.9(b) of the Parent Disclosure Schedule identifies each Company Inbound License.

(c)               Section 3.9(c) of the Parent Disclosure Schedule lists each of the Company Outbound Licenses.

(d)              The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance by the Parent with the provisions of this Agreement, do not and will not conflict with, alter, or impair, any of the rights of the Parent in or to any Parent Intellectual Property or the validity, enforceability, registrability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Parent Intellectual Property.

3.9              Agreements; Actions.

(a)               Except for this Agreement or as set forth in the Parent Disclosure Schedule, there are no agreements, understandings, instruments, Contracts or proposed transactions to which the Parent is a party or by which it is bound that would conflict with, alter, or impair, any of the rights of the Parent or Merger Sub, or create any obligation, financial or otherwise, actual or inchoate, on the part of the Merger Sub or Parent to any third party.

(b)              Section 3.10(b) of the Parent Disclosure Schedule sets forth a true and complete list as of the date hereof of all Parent Material Contracts and true, correct and complete copies of all Parent Material Contracts, including any amendments thereto, have been provided to Company.

(c)               The Parent is not in breach of or default (nor committed any act for failed to take any action, which with the giving of notice or passage of time, would constitute a breach or default) under any Parent Material Contract and, to the Parent’s Knowledge, there is no current claim or threat that the Parent is or has been in breach of or default under any Parent Material Contracts.

3.10          Indebtedness and Liabilities. Except as set forth in Section 3.11 of the Parent Disclosure Schedule, the Parent has no Indebtedness or Liabilities.

3.11          Employee/Directors. Section 3.12 of the Parent Disclosure Schedule contains a correct and complete list as of all directors, employees, all independent contractors, consultants, agency workers and advisors of the Parent immediately prior to the Effective Time.

3.12          Tax Matters.

(a)               Except as set forth in Section 3.13 of the Parent Disclosure Schedule, Parent has paid all Taxes due and payable by the Parent (whether or not shown on any Tax Return), if any. Parent has filed all Tax Returns required to have been filed by it, and all such Tax Returns were true, complete and accurate in all respects, have been prepared in compliance with Law and true, correct and complete copies of all Tax Returns have been provided to Parent, including all underlying books and records.

(Signature Page to Agreement and Plan of Merger)

(b)              Parent has not taken any action, nor has Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

3.13          Permits. Parent has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, except where failure of which could not be reasonably expected to have a Material Adverse Effect.

3.14          Corporate Documents. The Parent Charter and Bylaws which have been provided to the Company are currently effective.

3.15          Compliance, Foreign Corrupt Practices Act and Anti-Bribery. As of the Effective Time:

(a)               Parent has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Body is pending or, to the Knowledge of the Parent, threatened against the Parent. There is no agreement or Order binding upon the Parent which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Parent, any acquisition of material property by the Parent or the conduct of business by the Parent as currently conducted, (ii) is reasonably likely to have an adverse effect on the Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

(b)              As of the Effective Time, no Action is pending or, to the Knowledge of the Parent, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Parent Regulatory Permit. The rights and benefits of each Parent Permit will be available to the Surviving Corporation, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Parent as of the date of this Agreement and immediately prior to the Effective Time.

(c)               As of the Effective Time, there are no Actions pending or, to the Knowledge of the Parent, threatened with respect to an alleged material violation by the Parent of any Drug Regulatory Agency, which is material to the conduct of the Parent’s business.

(d)              As of the Effective Time, Parent has all regulatory and FDA submitted files for Parent Owned IP as well as all Parent Regulatory Permits for Parent Product Candidates. The Parent has made available to the Company all information requested by the Company relating to the Parent Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Parent Product Candidates. All such information is accurate and complete in all material respects.

(e)               All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Parent, or in which the Parent or their respective product candidates, including the Parent Product Candidates, have participated, were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Parent has not commenced any clinical studies conducted by or on behalf of, or sponsored by, the Parent.

(Signature Page to Agreement and Plan of Merger)

(f)                There have been no manufacturing operations conducted by, or to the Knowledge of the Parent, for the benefit of, the Parent in connection with any Parent Product Candidate since January 1, 2020.

(g)               No manufacturing site is owned by the Parent.

3.16          Brokers. No broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

3.17          No Other Representations or Warranties. The Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any other Person on behalf of Parent, makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Parent or stockholders or any of their respective Parent Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Parent set forth in Section 3 (in each case as qualified and limited by the Parent Disclosure Schedule)).

4.                  Certain Covenants of the Parties

4.1              Tax Matters.

(a)               Each of Parent and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes.

(b)              The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each of Parent and the Company shall report the Merger as a reorganization within the meaning of Section 368(a)(1) of the Code on its U.S. federal income Tax Returns and shall file all applicable U.S. state and local income Tax Returns in a manner consistent with the Intended Tax Treatment except to the extent otherwise required by changes in Law.

4.2              D&O Indemnification; Tail Policy.

(a)               For a period of six (6) years after the Closing, Parent will not, and will not permit the Surviving Corporation to, amend, repeal or modify any provision in its certificate of incorporation or other governing documents relating to the exculpation, indemnification or advancement of expenses of any officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent of the law.

(Signature Page to Agreement and Plan of Merger)

(b)              At and after the Closing, Parent will, or shall cause the Surviving Corporation to (at Parent’s expense), obtain, maintain and fully pay for, irrevocable “tail” insurance policies naming the officers and directors of the Company as direct beneficiaries with a claims period of six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. Parent will not, and will cause the Surviving Corporation to not, cancel or change such insurance policies in any material respect. In the event that all or substantially all of the assets of the Parent or Surviving Corporation are sold, then Parent and the Surviving Corporation will, and in each such case, ensure that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 4.2. The provisions of this Section 4.2 will apply to all of the successors and assigns of Parent and the Surviving Corporation.

5.                  Operation of the Company’s Business.

(a)               Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5(a) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) unless Parent shall otherwise consent in writing (which consent will not be unreasonably withheld, delayed or conditioned), during the Pre Closing Period the Company shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business.

(b)              Subject to Section 5(a) above, during the Pre-Closing Period the Company shall not do any of the following:

(i)                 declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent) or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Company and except for Company warrants retired in exchange for the issuance of shares of Company Preferred Stock);

(ii)              except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii)            sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company (except for (i) shares of Company Common Stock issued upon the valid exercise of Company Options, (ii) shares of Company Preferred Stock issued upon exchange of Company warrants) and (iii) subject to Parent’s approval, shares of Company Common Stock or Preferred Stock issued in connection with an equity financing of the Company that results in Committed Cash, (B) any option, warrant or right to acquire any capital stock or any other security other than option grants to employees and service providers in the Ordinary Course of Business or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;

(Signature Page to Agreement and Plan of Merger)

(iv)             form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)               lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $150,000;

(vi)             (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended other than as required by Law, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Company Employee Plan in effect as of the date of this Agreement), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, consultants or employees or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;

(vii)          acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii)        make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;

(ix)             enter into, amend or terminate any Company Material Contract, other than in the Ordinary Course of Business;

(x)               other than the incurrence or payment of Company Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, outside the Ordinary Course of Business;

(xi)             (A) materially change pricing or royalties or other payments set or charged by Company to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Company; or

(xii)          agree, resolve or commit to do any of the foregoing.

6.                  Termination.

This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company or Parent Securityholders) by mutual written consent of the Parent and the Company.

(Signature Page to Agreement and Plan of Merger)

7.                  Mutual Non-Survival.

The representations, warranties, covenants and agreements of Parent, Merger Sub and the Company (each of the foregoing, a “Specified Party”) in this Agreement, in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, shall terminate effective immediately at the Closing or upon the earlier termination of this Agreement pursuant to Section 6 (whether such liability has accrued prior to or after the Closing, on the part of any Specified Party, its Affiliates or any of their respective officers, directors, agents or other representatives), except the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing in accordance with their terms (or until fully performed in accordance with this Agreement). The Parties acknowledge and agree that from and after the Closing, no Party (or any of its Affiliates) shall be permitted to make, and no Specified Party (or any of its Affiliates) shall have any Liability with respect to, any claims for any breach of any representation or warranty set forth herein, in any other document contemplated hereby, or in any certificate delivered hereunder or thereunder or any covenant or agreement herein or therein that is to have been performed by a Specified Party Closing or for detrimental reliance or any other right or remedy (whether in contract, in tort or at law or in equity). Nothing contained in this Section 7 shall in any manner limit or restrict a claim for Parent’s or any of its Affiliates’ liability for failure to pay the amounts required under this Agreement, including, without limitation, the Merger Consideration Base Amount, the Merger Consideration Additional Amount or the Contingent Payment Consideration.

8.                  Miscellaneous Provisions

8.1              Company Representative.

(a)               In order to efficiently administer certain matters contemplated hereby following the Closing, including, without limitation, distribution of Contingent Payment Consideration and review of reports relating thereto, prior to Closing, the Company and Company Securityholders shall designate a Company representative (the “Company Securityholders Representative” or “CSR”) to act in such manners. Any replacement of such representative with a successor representative shall be effected only by written notice to Parent signed by Steven J. Evans, M.D. or his personal representative or estate. The CSR shall serve as the representative, attorney-in-fact and agent to give and receive all notices required to be given under this Agreement, to amend this Agreement, and to take any and all additional action as is contemplated to be taken by or on their behalf or by the CSR by the terms of this Agreement. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Company Securityholders.

(b)              All decisions and actions by the CSR in connection with the transactions contemplated by this Agreement and any other actions required or permitted to be taken by the CSR under this Agreement, shall be binding upon each Company Securityholder, and no Company Securityholder shall have the right to object, dissent, protest or otherwise contest the same.

(Signature Page to Agreement and Plan of Merger)

8.2              Confidentiality.

(a)               The parties acknowledge that Parent, the Company and/or Affiliates of the Company have previously executed a Mutual Confidential Disclosure Agreement, which Mutual Confidential Disclosure Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

(b)              For three years after the Closing, each Company Securityholder shall hold, and shall use commercially reasonable efforts to cause its Affiliates and their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all confidential documents and information concerning the Company and its business and not to, directly or indirectly, disclose the existence or terms of this Agreement or any other agreement contemplated hereby or any other information regarding this Agreement, the Merger or any of the other matters contemplated hereby, except, in each case to the extent that such documents or information is or becomes generally known to the public.

(c)               The Parent (i) may issue, with review of Company representatives, a press release with respect to this Agreement and the matters contemplated hereby, (ii) publicly file this Agreement as needed or provide details of this Agreement as needed in discussions regarding a business or financial engagement with a Third Party where this Agreement is of a material nature to such engagement, and (iii) may make any public disclosure it believes in good faith is required by applicable Law or stock market rule, or, following the Closing, the Parent may release public statements for any other reason, without approval.

8.3              Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

8.4              Fees and Expenses. Except as otherwise set forth on Section 8.4 of the Company Disclosure Schedule, each party to this Agreement shall bear and pay each of their respective Transactional Expenses that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent or Company and their Representatives with respect to the Parent or Company’s business (and the furnishing of information to either Party and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any consent required to be obtained in connection with any of such transactions and (d) the consummation of the Merger.

8.5              Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(Signature Page to Agreement and Plan of Merger)

8.6              Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, or by electronic mail) to the address or electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Mark Germain

1 Dole Drive, Westlake Village, CA 91362

Email: germain@aentib.com

Cc: Justin Murdock

Email: jm@panvaxal.com

if to the Company:

Steven J. Evans

845 UN Plaza, Apartment 61B

New York, New York 10017

Email: steven.evans@oncolyze.com

with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

919 Third Avenue

New York, New York 10022

Attention: Daniel DeWolf

Email: DdeWolf@mintz.com

8.7              Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.8              Counterparts. This Agreement may be executed in several counterparts, including electronic copies, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

8.9              Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

8.10          Successors and Assigns; Assignment. This Agreement shall be binding upon the parties and their successors and permitted assigns (if any). Parent and Merger Sub may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor to Parent or Merger Sub or any acquirer of a material portion of their respective business or assets without obtaining the consent or approval of any other party hereto or of any other Person.

(Signature Page to Agreement and Plan of Merger)

8.11          Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any Breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such Breach.

8.12          Waiver.

(a)               No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)              No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.13          Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

8.14          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.15          Parties in Interest. Except as set forth otherwise herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and permitted assigns (if any).

(Signature Page to Agreement and Plan of Merger)

8.16          Publicity. The Company shall ensure that on and at all times after the Closing Date no press release or other publicity concerning the Merger is issued or otherwise disseminated by or on behalf of Parent or the Company without Parent’s prior written consent.

8.17          Entire Agreement. This Agreement and the other agreements referred to herein or contemplated hereby or thereby set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

8.18          Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)              The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)               As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)              Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections, Exhibits and Schedules to this Agreement.

(e)               Unless the context requires otherwise, the word “or” shall be inclusive such that for example, “A or B” shall be deemed to mean “A or B or both A and B.”

8.19          Disclosure Schedule. The Disclosure Schedules has been arranged, for purposes of convenience only, as separate parts corresponding to the subsections of Section 2 and Section 3. The representations and warranties contained in Section 2 and Section 3, are subject to (a) the exceptions and disclosures set forth in the part of the Disclosure Schedules irrespective of what particular subsection of Section 2 and Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part of the Disclosure Schedule by reference to another part of the Disclosure Schedule; and (c) any exception or disclosure set forth in any other part of the Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure, without reference to any underlying document therein and without independent knowledge of such matters, that it applies to such other section, subsection, or subclause and (d) to the extent the other Party has Knowledge of an exceptions, such exception will be deemed included.

[Signature Page Follows]

(Signature Page to Agreement and Plan of Merger)

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

PARENT:

VAXANIX BIO, LTD

By:
Name:
Title

MERGER SUB:

Vaxanix Bio Acquisition Corp. IV

By:
Name:
Title

(Signature Page to Agreement and Plan of Merger)

In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

COMPANY:

Oncolyze, inc.

By:
Name:
Title

(Signature Page to Agreement and Plan of Merger)

Exhibit A

CERTAIN DEFINITIONS

“Accredited Investor Questionnaire” means an investor questionnaire in the form of Exhibit B.

“Accredited Securityholders” means (a) the Securityholders identified as such on the Allocation Schedule, except for any Securityholder listed thereon that Parent notifies the Company prior to the Closing Date is being removed because Parent has not received evidence reasonably satisfactory to it that the Securityholder is an “accredited investor,” as such term is defined in Rule 501(a) of the Securities Act, (b) any other Securityholder that executes and delivers to the Company or Parent after the date of this Agreement an Accredited Investor Questionnaire that indicates that such Securityholder is an accredited investor and (c) any other Securityholder that Parent in its sole discretion determines is an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act) without having received such a questionnaire.

“Action” shall mean, with respect to any Person, any action, suit, litigation, proceeding(including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, arbitration, mediation, complaint, claim, charge, examination or investigation, in each case, before any court, arbitrator, mediator or Governmental Body.

“Affiliate” shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Agreement” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Associate” means any current or former employee, independent contractor, officer or director of a Party.

“Breach” of a representation, warranty, covenant, obligation or other provision shall be deemed to occur if there is or has been (i) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (ii) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in California.

“Bylaws” shall mean the Bylaws of the (i) Company, (ii) Parent or (iii) Merger Sub, as the context may be.

“Certificate of Merger” shall have the meaning set forth in Section 1.3(a) (Closing; Effective Time).

Exhibit A-1

“Charter” shall mean the Certificate of Incorporation (or similar document), as amended or amended and restated from time to time, and as presently in effect and on file with the Secretary of State of the state of incorporation of the: (i) Company, (ii) Parent or (iii) Merger Sub, as the context may be.

“Clinical Trial” shall mean any human clinical trial of any Product Candidate.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Closing” shall have the meaning set forth in Section 1.3(a) (Closing; Effective Time).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable” shall mean with respect to either Party’s obligations, decisions, or activities under this Agreement, the carrying out of such obligations, decisions, or activities on a product-by-product basis, the efforts and resources commonly used in the pharmaceutical industry by a similarly situated biopharmaceutical company looking to develop compounds of a similar nature, resulting from its own development efforts or in-licensed from a third party, with a similar commercial potential and at a similar stage in the research or clinical development process, taking into consideration the safety and efficacy of such compound, the potential costs to develop, the competitiveness of alternative or competing compounds in the same indication(s), the anticipated or, if applicable, actual patent claim structure and the nature and extent of the market exclusivity in the indication(s) for which the respective compound is developed (including patent coverage and regulatory exclusivity), the likelihood of regulatory approval, the expected coverage and reimbursement by payers in those territories (health funds, private health insurance and government health insurance such as Medicaid and Medicare in the USA), any expected profitability, competing product opportunities in the same field, and all other similarly relevant factors; and (ii) with respect to all other efforts by a Party, the efforts and resources commonly used in the pharmaceutical industry by companies similar in size and operations to the Party in question (and consistent with the reasonable practices of such Party) for similar situations where “Commercially Reasonable” efforts are to be deployed, taking into account factors relevant, including the competitiveness of the marketplace, the intellectual property position, regulatory status, relative safety and efficacy of such product, product profile, profitability, and pricing and reimbursement considerations.

“Committed Cash” shall mean the aggregate sum (without duplication) of (i) Company Net Cash at Closing, plus (ii) any funds up to $[REDACTED] raised by the Company prior to Closing or by Parent or its Affiliates prior to Closing in a Targeted Parent Offering. For the avoidance of doubt, any funds raised in excess of $[REDACTED] will not be considered to be Committed Cash, nor eligible for the Discount Rate as defined below.

“Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Know-How” shall mean (a) materials, (b) intellectual property and (c) other subject matter, in each case ((a), (b) and (c) owned or controlled by the Company, and/or (d) proprietary information of the Company that directly relates to the Gold and/or Mercury Platforms and is not known to the public at the Closing Date.

Exhibit A-2

“Company Net Cash” shall mean the aggregate amount of cash on hand in Company bank accounts on the Closing Date, less (i) the aggregate amount of Company Liabilities on the Closing Date set forth on Section 2.8 of the Company Disclosure Schedule and (ii) the aggregate amount of cash payable to non-Accredited Securityholders pursuant to Section 1.5(b).

“Company Patents” shall mean any (a) Patents owned or controlled by Company as of the Closing Date (“Closing Date Patents”) and (b) Patents arising from any Closing Date Patents.

“Company Products” shall mean any product (a) the manufacture, use, sale, offer for sale, or importation of which is covered by a Valid Claim or (b) arising from and/or incorporating the Company Technology.

“Company Securities” shall mean Company Common Stock, Company Preferred Stock, Company Stock Options, warrants, simple agreements for future equity (SAFEs), convertible notes and any and all other securities, or agreements or understandings to issue securities, convertible into or exchangeable for Company Common Stock, Company Preferred Stock or other equity interests in the Company. For the avoidance of doubt, all Company Securities will be retired or cancelled at the Effective Time by virtue of the Merger.

“Company Technology” shall mean all Company Know-How and Company Patents.

“Common Stock” shall mean shares of the: (i) Company’s common stock, par value $0.001 per share or (ii) Parent’s common stock, par value $0.0001 or (iii) Merger Sub’s common stock, par value $0.0001, as the context may be.

“Contemplated Transactions” means the transactions contemplated by this Agreement.

“Contingent Payment Consideration” shall mean Sublicense Consideration Pass- Through Payments and Royalty Payments.

“Contingent Payment Term” shall mean on a Product-by-Product and country-by-country basis, the term during which Contingent Payment Consideration is due and payable for a Product, which term shall commence on the first Commercial Sale of a Product in a country, and shall end on the later of expiration or abandonment of the last Valid Claim within the Company Patents that cover the manufacture, use or sale of such Product in such country, or the expiration of regulatory exclusivity in such country, or 10 years after first Commercial Sale of such Product in the applicable country.

“Contract” shall mean any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“Disclosure Schedule” shall mean the schedules (dated as of the date of this Agreement) delivered by one Party to the other Party.

“Discount Rate” shall mean [REDACTED]%.

Exhibit A-3

“Drug Regulatory Agency” means the FDCA, the PHSA, FDA regulations adopted thereunder, or any other similar Law promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug products.

“Effective Time” shall have the meaning set forth in (Closing; Effective Time).

“Employee Plan” means: (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus (including any annual bonus and retention bonus) or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act.

“Fully Diluted Shares of Parent” shall mean the number of shares of common stock, par value $.0001/share, of Parent issued and outstanding as of the Closing Date plus additional shares, if any, determined to be outstanding using the “treasury stock method” of calculating fully diluted shares according to GAAP, where:

Additional shares outstanding = Shares from exercise of vested options and warrants – repurchased shares

Additional shares outstanding = n – (n x K / P) (or the following calculation which provides the same result)

Additional shares outstanding = n (1 – K/P)

And Where:

n = shares from options or warrants that are exercised

K = Average exercise share price

P = Average share price for the period is agreed to be $xx/share and where all shares of the Parent’s common stock (on an as-converted basis) issued up to, or issuable after, the determination of the “Fully Diluted Shares of Parent” in connection with the acquisition by the Parent of any of the following entities will be excluded from the calculation of “Fully Diluted Shares of Parent”:

Exhibit A-4

[REDACTED]

“GAAP” means U.S. generally accepted accounting principles consistently applied throughout the periods covered.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

“Inbound Licenses” shall mean any Contract pursuant to which any Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to a Party (other than non-exclusive licenses to unmodified commercially available third-party software).

“Indebtedness” shall mean, without duplication, the outstanding principal amount of, and all interest and other amounts accrued in respect of and all amounts payable at retirement of, (i) any indebtedness for borrowed money of a Party, (ii) any obligation of a Party evidenced by bonds, debentures, notes or other similar instruments, (iii) any reimbursement obligation of a Party with respect to letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of a Party, (iv) any capital leases, (v) past due or deferred rent, (vi) off-balance sheet financing, (vii) any Pre-Closing Taxes, (viii) all indebtedness under derivatives, swap or exchange agreements, together with all prepayment premiums, penalties and accrued interest thereon, and in each such case all breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect to any of the foregoing, (ix) all indebtedness or Liabilities secured by any security interest on any property or assets of a Party, (x) all Liabilities under securitization or receivables factoring arrangements or transactions, (xi) all Liabilities and obligations (including accrued interest) under a lease agreement that is required to be capitalized pursuant to GAAP, including any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any such leases, (xii) unpaid dividends and other amounts owed to a Party’s current or former equity holders, (xiii) all Liabilities and obligations for the deferred purchase price of property or services, including any conditional sale, earn-outs or revenue sharing payments, (xiv) any obligation of the type referred to in clauses (i) through (xiii) of another Person the payment of which a Party has guaranteed or for which a Party is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor, (xv) any unpaid fee to any member of Party’s board of directors outstanding as of the Closing, (xvi) all Liabilities with respect to any unpaid bonuses and commissions in respect of any director, officer, employee or individual independent contractor of a Party (whether due and payable prior to, at or following the Closing) for any prior fiscal year and for the period commencing on the first day of the current fiscal year and ending on the Closing Date, and the employer portion of any employment or payroll Taxes payable by a Party with respect to the foregoing, (xvii) all deferred Taxes and (xviii) any outstanding accounts payable. Notwithstanding the foregoing, “Indebtedness” shall not include (i) any letters of credit to the extent not drawn upon, (ii) any bank guarantees, (iii) non-cancellable purchase commitments, (iv) surety bonds and performance bonds or (v) trade payables or other current Liabilities in the ordinary course of business.

Exhibit A-5

“Intellectual Property” or “IP” shall mean all intellectual property, including the following items of intangible property, and all rights associated therewith in any jurisdiction and tangible embodiments thereof: (i) Patents; (ii) trademarks, trade names, service marks, designs, logos, trade dress, and trade styles and other indicia of origin, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and all goodwill associated therewith; (iii) works of authorship, copyrights, whether or not registered, and all registrations and pending applications for registration of the same and renewals thereof and database rights; (iv) domain names and URLs; (v) all technology, technical information, know-how and data, including, without limitation, inventions (whether or not patentable or reduced to practice), improvements, discoveries, trade secrets, specifications, instructions, ideas, processes, methods, formulations, formulae, protocols, materials, assays, screens, algorithms, models, databases, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, nonclinical, pre-clinical and clinical data, regulatory data and filings, instructions, processes, formulae, expertise and information, relevant to the research, development, manufacture, use, importation, offering for sale or sale of, and/or which may be useful in studying, testing, developing, producing or formulating, products, or intermediates for the synthesis thereof and chemistry, manufacturing and control information and data, lab notebooks, Patent data and records, stability, technology, test and other data and results; and (vi) computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form.

“Intended Tax Treatment” shall have the meaning set forth in Recital B.

“IP Rights” means all Intellectual Property that are owned or exclusively licensed by a Party that are registered, filed or issued under the authority of, with or by any Governmental Body, including all Patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

Exhibit A-6

“Knowledge” of a party shall mean the actual knowledge of either Parties officer, directors and employees, whether gained while employed or prior to such employment by such officer, directors or employee.

“Law” shall have the same meaning as “Legal Requirement.”

“Legal Requirement” shall mean any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of their respective assets, properties or businesses.

“Liability” shall mean, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“Lien” or “Liens” shall mean all liens, mortgages, encumbrances, security interests, claims, charges, pledges, community property interest, deeds of trust, hypothecations, options, rights of first refusal, rights of first negotiation or restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (other than in the case of a security, any restriction on the transfer of such security arising solely under applicable securities Laws).

“Material Adverse Effect” shall mean a material adverse effect on the business, assets (including intangible assets), Liabilities, financial condition, prospects, or results of operations of the applicable party, taken as a whole.

“Material Contract” shall mean any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the Securities and Exchange Commission.

“Merger Consideration” means, collectively, the Merger Consideration Base Amount, the Merger Consideration Additional Amount and the Contingent Payment Consideration.

“Merger Consideration Additional Amount” shall mean that number of shares of common shares, par value $0.0001, of the Parent equal to [REDACTED]% of the Fully Diluted Shares of Parent on the Closing Date.

“Merger Consideration Base Amount” shall mean (i) that number of shares of common shares, par value $0.0001 of the Parent equal to [REDACTED]% of the Fully Diluted Shares of Parent on the Closing Date (including shares issuable upon exercise of Parent Options granted pursuant to Section 1.5(c)), less a number of shares equal in value, based on the Parent Per Share Value, to the cash payment required to be made to the non-Accredited Securityholders pursuant to Section 1.5(b), plus an additional number of shares of Parent Common Stock equal in value to Committed Cash (minus the amount of proceeds of any Targeted Parent Offering) divided by (ii) the Discount Rate.

Exhibit A-7

“Merger Sub” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Merger” shall have the meaning set forth in Recital A of this Agreement.

“Milestone” shall mean a safety demonstration in a Phase 1 Clinical Trial pursuant to which, at potential therapeutic dose levels a sufficient demonstration of safety and avoidance of treatment related adverse events is observed that enables the commencement of the next phase (such as a Phase 2a) of a Clinical Trial.

“NRS” shall have the meaning ascribed to it in the preamble.

“Options” means options to purchase shares of Common Stock issued by either the Parent, Company or Merger Sub, as the case maybe.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Body.

“Ordinary Course of Business” means, in the case of each of the Parties, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of Parent and Company shall also include actions reasonably taken by to secure any and all required Inbound and Outbound Licenses.

“Organizational Documents” means each respective Party’s Charter and Bylaws.

“Outbound Licenses” shall mean any Contract pursuant to which a Party has licensed or otherwise granted the right to practice or use such Party’s Intellectual Property to any other Person.

“Owned IP” shall mean all Intellectual Property in which the Party has an ownership interest (whether exclusively or jointly with any other Person(s)), or that is exclusively licensed to the Party by any other Person, and includes, without limitation, all Intellectual Property described in each respective Party’s Disclosure Schedule owned at the time of Closing.

“Parent” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Parent Options” means options to purchase Parent Common Stock granted under a Parent stock plan, issued in exchange for Company Options listed on the Allocation Schedule, entitling each holder thereof to purchase that number of whole shares of Parent Common Stock that such holder would have been entitled to receive from the Merger Consideration had the Company Options of such holder been exercised immediately prior to Closing, at an exercise price per share of Parent Common Stock equal to the aggregate exercise price of such Company Options divided by the number of shares of Parent Common Stock purchasable pursuant to the newly issued Parent Options. The shares of Parent Common Stock purchasable by the Parent Options are shares deducted from, and not in addition to, the number of shares of Parent Common Stock to be delivered as part of the Merger Consideration.

Exhibit A-8

“Parent Per Share Value” means $[REDACTED].

“Patents” shall mean all patents and patent applications (including provisional applications) and patent disclosures, and including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any confirmation patent or registration patent or patent of addition based on any such patent, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing.

“Permitted Liens” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Parent Unaudited Interim Balance Sheet o, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Parent, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.

“Person” shall mean any individual, Entity or Governmental Body.

“Phase 1 Clinical Trial” shall mean a study of a product in a defined field in human patients to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses before embarking on Phase 2 Clinical Trial, as further defined in 21 C.F.R. 312.21(a), as amended from time to time, or the corresponding foreign regulations. A Phase 1 Clinical Trial that generates efficacy data, whether designated as a Phase 1/2 or otherwise shall be deemed to be a Phase 2 Clinical Trial for purposes of this Agreement.

“Phase 2 Clinical Trial” shall mean a non-registrational study of a product in a defined field in human patients to determine safety and efficacy, pharmacological effect, or dose range or regimen finding before embarking on Phase 3 Clinical Trial, as further defined in 21 C.F.R. 312.21(b), as amended from time to time, or the corresponding foreign regulations; provided, however, that a Phase 2 Clinical Trial shall also mean a clinical trial described in the last sentence of the definition of ‘Phase 1 Clinical Trial”. Any study which results could provide the potential for registration of the product, including accelerated approval, shall be deemed a Phase 3 Clinical Trial.

“Phase 3 Clinical Trial” shall mean an expanded human clinical study intended to gather additional information about effectiveness and safety needed to evaluate the overall benefit-risk relationship of a therapeutic that would satisfy the requirements of 21 CFR 312.21(c) (or its successor regulation) or other comparable regulation imposed by a Regulatory Authority in any country, and will include a “registrational trial” even if not formally designated as “Phase 3”.

“Preferred Stock” shall mean shares of the Company’s preferred stock, par value $0.001 per share. Such shares shall, in accordance with Section 1.5(a), be cancelled at Closing.

Exhibit A-9

“Product Candidates” means each Party’s product candidates currently in development or licensed.

“PHSA” means the Public Health Service Act.

“Reference Time” shall mean 12:01 a.m., Pacific Standard time, on the Closing Date.

“Registered IP” shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including all Patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Regulatory Permits” means all regulatory and FDA submitted files for IP Rights as well as all Governmental Authorizations issuable by any Drug Regulatory Agency or Governmental Body which is necessary for the conduct of the business of the Party as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of a Party’s Product Candidates.

“Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securityholders” shall mean the holders of shares of Common Stock, Preferred Stock, holders of any preemptive rights, options, warrants, conversion privileges, restricted stock units, calls, rights (including, but not limited to, co-sale rights, rights of first refusal or similar rights) or agreements which would require, the issuance, sale or transfer of any additional shares of Company or Parent Common Stock or other equity securities, or securities or rights convertible into or exchangeable for equity securities, of the Company or Parent immediately prior to the Effective Time.

“Sublicense Consideration” shall mean all amounts (except as described below) received by Parent or its Affiliates in consideration of a license, sublicense, covenant not to sue or other immunity under or with respect to any of the Company Technology, including the following payments received by the Parent from a Sublicensee in connection with a Sublicense of the Company Technology: (i) upfront payments received by the Parent as consideration for the granting of a license to Company Technology, (ii) additional payments received by the Parent as consideration for the achievement of development milestone by the Sublicensees, and (iii) royalty payments received by the Parent from the Sublicensee as consideration for sales of products incorporating Company Technology, less value added taxes, if any. Sublicense Consideration shall not include payments received by the Parent or an affiliate as reimbursement of research and/or development costs, payments received by the Parent for sales of securities to or loans received from a Sublicensee, or any other payment not directly related and allocable to a sublicense of rights to Company Technology.

“Sublicense Consideration Pass-Through Payments” shall mean the percentages of Sublicense Consideration received by the Parent to be paid to the Company Securityholders Representative in accordance with Paragraph 2 of the Allocation Schedule.

Exhibit A-10

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Targeted Parent Offering” shall mean one or more equity financings pursuant to which Parent issues equity securities and in which any of Steven J. Evans, MD, Alex Stojanovic, Ph.D. or John Abeles, M.D. is actively involved in fundraising efforts, either directly or through bankers and/or other representatives engaged in connection therewith, and in which the investor(s) designate the proceeds thereof to be invested in the Program (as compared to general Parent purposes or for use by other subsidiaries or operating units).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including all amendments or supplements thereof.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) attributable thereto, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Third Party” shall mean any Person other than Parent, Merger Sub, or Company or an Affiliate of Parent or Company.

“Transaction Expenses” means all unpaid fees and expenses incurred by a Party at or prior to the Effective Time in connection with the transactions contemplated by this Agreement, including: any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of the Company. For clarity, each Party is only responsible for its own Transaction Expenses except for Transaction Expenses of the Company set forth on the Company Disclosure Schedule. Prior to the Effective Time, the Company will provide Parent with evidence that all such Transaction Expenses, unless listed on the Company Disclosure Schedule, have been paid, or associated therewith provided by obligee.

Exhibit A-11

“Valid Claim” shall mean, with respect to the Company Registered IP, any claim of an issued patent which has not (i) expired or been revoked, abandoned, disclaimed, or cancelled, or (ii) been declared invalid by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, or (iii) been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise, or a pending patent application that was filed and has been prosecuted in good faith and has not been (i) cancelled, withdrawn, abandoned or disclaimed, or (ii) finally determined to be unallowable by the applicable governmental authority (from which no appeal is or can be taken); provided, however, that, if a claim of a patent application has been pending for more than seven (7) years, such claim will not constitute a Valid Claim unless and until a patent issues with such claim, provided, further, that, for purposes of the foregoing proviso, any newly filed claim which claims essentially or substantially the same subject matter as any earlier filed claim shall be considered pending for the same period of time as such earlier filed claim has been pending.

Exhibit A-12

ALLOCATION SCHEDULE

1.       Allocation of Merger Consideration:

[To be Provided Immediately Prior to Closing]

2.       Contingent Payment Consideration. Sublicense Consideration Pass-Through Payments and Royalty Payments: In accordance with Section 1.8 of the Agreement, Company Securityholders shall be entitled to receive Contingent Payment Consideration as follows:

(a)       Sublicense Consideration Pass-Through Payments:

(i)       With respect to transactions outlicensing (“Outlicense Transactions”) Company-Owned IP at Closing, the Company shall be entitled to pass through payments equal to:

•	If the transaction is consummated prior to a Phase 1 Clinical Trial involving the Company Technology, [REDACTED]% of the Sublicense Consideration received by Parent from the licensee during the Contingent Payment Term and Attributable to the Company Technology; and

•	If the transaction is consummated after the initiation of a Phase 1 Clinical Trial involving the Company Technology, [REDACTED]% of the Sublicense Consideration received by the Parent from the licensee during the Contingent Payment Term and Attributable to the Company; and

•	If a sublicense covers technology in addition to the Company Technology and the Sublicense Consideration is not specifically allocated among the covered technologies (e.g. a general upfront license fee vs a product specific milestone), then that portion of the Sublicense Consideration not specifically allocated will be deemed allocated pro rata based on the number of technologies/products covered and then weighted based on the relative stage(s) of development of the covered technologies where preclinical technologies are assigned a weight of 1, those in a Phase 1 Clinical Trial a weight of 2, those in a Phase 2 Clinical Trial a weight of 3, those in a Phase 3 Clinical Trial a weight of 4 and approved products a weight of 5, or as close to this as is reasonably practicable.

(b)       Royalty Payments:

(i)       Royalty Amount. With respect to therapeutic products based on Company Technology (“Company Products”) developed by the Parent which gain commercial regulatory approval (including but not limited to the FDA or EMEA - or any successor entity to these regulatory bodies) and are commercialized by Parent, upon first commercial sale (“First Sale”) of a marketed product a royalty equal to [REDACTED]% of Parent’s annual Net Sales up to $[REDACTED], [REDACTED]% of Parent’s annual Net Sales in excess of $[REDACTED] and up to $[REDACTED], and [REDACTED]% of Parent’s annual Net Sales in excess of $[REDACTED].

(c)       Priority Review Vouchers. In the event Parent or an affiliate secures from the FDA a Priority Review Voucher (“RPV”) pursuant to Section 529 of the Federal Food, Drug and Cosmetic Act with respect to Company Technology and sells that voucher, Parent will pay to Company [REDACTED]% of the net receipts received by the Parent or affiliate from the sale after deduction of costs relating to the development of the applicable Company Technology, including allocable overhead and out of pocket expenses for pre-clinical and clinical development, regulatory and other consultants, legal, accounting, etc. (“RPV Net Receipts”).

(i)       Net Sales. As used herein, “Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product sold by Parent or Merger Sub or its Subsidiaries (but only to the extent of the Parent’s percentage beneficial economic ownership in any such Subsidiary) to the first end user Third Party after deducting, if not previously deducted, from the amount invoiced or received with usual and customary practices for their products generally: (i) trade discounts, including trade, cash and quantity discounts, or rebates, credits or refunds; (ii) allowances or credits actually granted upon claims, returns or rejections of products, including recalls, regardless of the party requesting such recall; (iii) credits and allowances for wastage replacement and bad debts; (iv) charges included in the gross sales price for freight, insurance, transportation, postage, handling, insurance and any other charges relating to the sale, transportation delivery or return of the Licensed Product; (v) customs duties, sales, excise, withholding and use taxes and any other governmental charges (including value added tax) actually paid in connection with the transportation, distribution, use or sale of the Licensed Product (but excluding what is commonly known as income taxes); (vi) rebates and chargebacks or retroactive price reductions made to federal, state, or local governments (or their agencies), or any Third Party payor, administrator or contractee, including managed health organizations; (vii) payments to Third Party wholesalers pursuant to inventory management agreements; (viii) the actual cost of goods of the delivery device that is included in the invoiced amount and is used for administration of the Licensed Product; and (viii) any item substantially similar in character or substance to the above. Each of the foregoing deductions shall be determined as incurred in the Ordinary Course of Business in type and amount consistent with good industry practice and in accordance with generally accepted accounting principles. For clarification, sale of Licensed Products by Parent or Merger Sub to another entity for resale by such entity to a Third Party shall not be deemed a sale for purposes of “Net Sales” hereunder.  Further, transfers or dispositions of the Licensed Products (i) in connection with patient assistance programs, (ii) for charitable or promotional purposes, (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs, (iv) for use in any tests or studies reasonably necessary to comply with any Law, regulation or request by a regulatory or Regulatory Authority shall not, in each case, be deemed “Net Sales.” All calculations of Net Sales must be in accordance with GAAP and based on, or valued as if based on, bona fide arm’s length transactions and not on any bundled, loss-leading, or other blended or artificial selling or transfer price. Moreover, royalty on sales in currencies other than U.S. Dollars shall be converted and paid in USD (or the preferred currency of Parent) using the appropriate foreign exchange rate for the currency quoted by Bank of America foreign exchange desk, on the close of business on the last banking day of each calendar quarter. No royalties for sales outside the United States shall be payable with respect to sales as to which conversion cannot be made of the currency billed into United States Dollars until such conversion can be legally made, at which time royalties shall be paid in United States Dollars at the rate of exchange as quoted by Bank of America foreign exchange desk for the last business day of the calendar quarter during which the restriction on conversion was lifted. However, Parent shall have the right to have the royalties paid in the blocked currency by depositing the same in Company’s name in a bank in any such country as designated by Company.

Combination Products. With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of Product(s) containing the same strength of Compound sold without other active ingredients. In the event that Product is sold only as a Combination Product (i.e. neither the Compound nor the other active ingredient is sold separately), then Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product multiplied by a fraction, the numerator of which shall be the inventory cost of the Compound in the Product and the denominator of which shall be the inventory cost of all of the active ingredients in the Combination Product . Inventory cost shall be determined in accordance with Parent’s regular accounting methods, consistently applied. The deductions set forth in this Section will be applied in calculating Net Sales for a Combination Product. In the event that Product is sold only as a Combination Product and either Party reasonably believes that the calculation set forth in this Paragraph does not fairly reflect the value of Compound relative to the other active ingredients in the Combination Product, the Parties shall reasonably negotiate, in good faith, other means of calculating Net Sales with respect to Combination Products.

(ii)       Anti-Stacking Limitation. If Parent or an Affiliate:

(a)       pays to any Third Party an amount with respect to the inlicense or other acquisition of any technology, rights or permissions (including, in the reasonable good faith judgement of the Company, with respect to the acquisition of rights or permissions, or making of payments, to mitigate the risk of claims of infringement, unfair competition, or other claims that could interfere with the development, use and/or Commercialization (as hereinbelow defined) of a Company Product or Company IP), or to pay a mandatory royalty or other payment imposed by a government law, regulation or administrative order, or

(b)       becomes subject to a final court or other binding order or ruling requiring the payment of a royalty, damages or other payment (including, in all such cases, related legal and other expenses), or

(c)       pays to any Third Party an amount with respect the outlicense or grant of rights, then, in any such case ((a), (b) or (c)) in connection with or to facilitate the development, use and/or Commercialization of a Company Product or Company IP, 50% of the amount of all such payments made by Parent or Affiliate shall be deducted from the next payments due to the Company Securityholders Representative on behalf of the Company Securityholders until fully recouped by Parent and/or its Affiliates; provided, however, that the anti-stacking deductions effected by such calculation shall not reduce the applicable Sublicense Consideration pass through payment or royalty payment due to the Company below 50% of the amount that would otherwise be due without such anti-stacking calculation.

As used herein the term “Commercialization” shall include, without limitation, the use, development, making, having made, formulating, offering for sale, selling, importing, exporting, administration, or act or activity similar or related to any of the foregoing and relating to or involving a Company Product or Company IP, including a therapeutic or diagnostic product that is covered or incorporates the Company Technology.

(iii)       Withholding Rights. Notwithstanding anything to the contrary, the Parent will be entitled to deduct and withhold from any consideration otherwise payable or deliverable pursuant to this Agreement to any person or entity, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code or any other law, regulation or administrative order. To the extent that amounts are so deducted or withheld by the Parent, such deducted or withheld amounts will be treated for all purposes of this Agreement as having been paid on behalf of such person or entity in respect of which such deduction or withholding was made. Parent will promptly furnish in writing notice to such person or entity of the amounts deducted or withheld, and the identity and address of the governmental entity to which such amounts have been or will be transmitted.

3.       Reports and Payments.

(a)       Sublicense Consideration Pass-Through Payments and Royalty Payments Reports. Within ninety (90) days after the end of each calendar quarter during the Contingent Payment Term following the first Outlicense Transaction and/or First Sale of a Company Product, Parent will deliver to the Company Securityholders Representative a report detailing the calculation of all Sublicense Consideration Pass-Through Payments and all Royalty Payments due to the Company Securityholders Representative for such quarter. The report will include, at a minimum, the following information for the quarter, each listed by product, by country: (a) in the case of an Outlicense Transaction, the amount of Sublicense Consideration received by the Parent during such quarter; (b) in the case of commercialization of a Company Product by the Parent giving rise to Net Sales, the number of units of Company Products constituting Net Sales and the calculation thereof.

(b)       Payments. Parent will pay all Sublicense Consideration Pass-Through Payments and Royalty Payments due concurrently with the delivery of the applicable report.

(c)       Reports. Parent will maintain complete and accurate books, records and related background information to verify Sublicense Consideration received by Parent and Net Sales generated by Parent, as well as the various computations contained in this Allocation Schedule. The records for each quarter will be maintained for at least two (2) years after submission of the applicable report. In addition, Parent will provide to the Company SecurityHolders Representative an annual report, within ninety (90) days after the end of each calendar year, summarizing the development of the Company Technology, including, but not limited to, product development updates, clinical trial starts, and clinical trial results.

(d)       Audit Rights. Upon reasonable prior written notice to the Parent, the Parent will provide the Company Securityholders Representative and its accountants with access to all of the books, records, key personnel and related background information to conduct a review or audit of Sublicense Consideration received by Parent and Net Sales generated by Parent. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate review or audit without unreasonable disruption to Parent’s business; and (c) no more than once each calendar year during the Contingent Payment Term ( and for a period of two (2) years thereafter. Parent will promptly pay to the Company Securityholders Representative the amount of any underpayment determined by the review or audit that is not in dispute. If the review or audit determines that Parent has underpaid any payment by five percent (5%) or more, then Parent will also promptly pay the costs and expenses of the Company Securityholders Representative and its accountants in connection with the review or audit.

(e)       Place of Payment. All payments by Parent or Merger Sub will be made to the account as designated by the Company Securityholders Representative, or their successor, from time to time.

EMPLOYMENT SCHEDULE

Name	Oncolyze Position	Base Salary	Benefit Eligible (incl. bonus, options, insurance, retirement plans etc.)	Term
Steven J. Evans, M.D.	CEO	$[REDACTED]	Yes	3 years
John Abeles, M.D.	Chief Corporate Development and Strategy Officer/part time 20%	$[REDACTED]	Yes	3 years
Alex Stojanovic, Ph.D.	COO/part time 25%	$[REDACTED]	Yes	3 years

[REDACTED] Final Version

[Certain identified information marked “[REDACTED]” herein has been excluded because it is not material and is the type that the issuer treats as private and confidential.]

[The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.]

PARENT DISCLOSURE SCHEDULE

February 6, 2024

This Parent Disclosure Schedule (this “Disclosure Schedule”) is delivered in connection with that certain Agreement and Plan of Merger, dated as of February 6, 2024 (the “Agreement”), by and among VAXANIX BIO, LTD, a Nevada corporation (“Parent”), VAXANIX BIO ACQUISITION CORP V., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ONCOLYZE, INC., a Delaware corporation (the “Company”), and constitutes the Parent’s Disclosure Schedule as that term is defined and referenced in the Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

This Disclosure Schedule is arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in the Agreement. The disclosures made in this Disclosure Schedule are subject to the terms of Section 8.19 (Disclosure Schedule) of the Agreement.

A heading has been inserted on each section of this Disclosure Schedule for convenience of reference only, which shall not have the effect of amending or changing the express description of the sections as set forth in the Agreement and shall not be referred to in connection with the construction or interpretation of the Agreement or this Disclosure Schedule. Without limiting the foregoing, cross-references to other sections of this Disclosure Schedule may be included for convenience of reference. The inclusion of such references does not mean that in those instances where a cross-reference is not included, any disclosure contained herein is not disclosed or incorporated into any other sections and subsections of this Disclosure Schedule to the extent it is reasonably apparent on its face, without reference to any underlying document therein and without independent knowledge of such matters, that such disclosure is applicable to such section or subsection.

Where the terms of an agreement or other disclosure item have been summarized or described herein, such summary or description does not purport to be a complete statement of all of the material terms of such agreement or other relevant matters. References in this Disclosure Schedule to any agreement shall be deemed to include references to all exhibits, schedules, purchase orders, service orders, and similar documents amending or modifying such agreement or expressly incorporated into such agreement by the text of such agreement.

Appendices and exhibits attached hereto and referenced herein form an integral part of the parts, subparts, sections and subsections of this Disclosure Schedule into which such appendices and exhibits are incorporated by reference for all purposes as if fully set forth herein.

Nothing in this Disclosure Schedule shall (i) constitute an admission of any liability or obligation of the Company to any third party or (ii) be deemed to constitute an admission, or otherwise imply, that any such item or information is material or creates measures for materiality or “Material Adverse Effect” in addition to or different than those provided in the Agreement. In disclosing such information, the Company does not waive any attorney-client privilege to the extent applicable to such information or any protection afforded by the work- product doctrine to the extent applicable to any of the matters disclosed in this Disclosure Schedule.

Matters reflected in this Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected herein. Any such matters not required by the Agreement to be reflected herein are set forth for informational purposes only and do not indicate that other such matters not required by the Agreement will be reflected herein. Any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other section of this Disclosure Schedule where such disclosure would be deemed reasonably appropriate.

Parent’s and Merger Sub’s representations and warranties, as of the date of this Agreement and as of the Closing Date, are subject to such exceptions as are specifically disclosed in this Parent Disclosure Schedule.

In addition, the Company acknowledges that Parent has been in discussions with [REDACTED] (collectively, the “Target Companies”) concerning the acquisition of the Target Companies (and the assumption of liabilities) by Parent or an acquisition subsidiary thereof by way of merger or asset purchase (or, with respect to [REDACTED], the license by Parent of intellectual property relating to [REDACTED]).  Such acquisitions and license are collectively referred to herein as the “Proposed Acquisitions”.  In connection therewith, Parent may be entering into definitive agreements with the Target Companies prior to, at or after the date of this Agreement or the Closing Date hereunder.  Such agreements may provide for Parent or its acquisition subsidiaries to issue shares of Parent common stock or other securities, acquire and/or license various assets and assume contractual obligations and liabilities.  The Company is aware of, and accepts the Parent’s general representations set forth in this paragraph regarding, the Proposed Acquisitions.  Therefore, notwithstanding any contrary provision contained in this Agreement, neither Parent or Merger Sub makes, or is required to make, any further representations or warranties concerning the Target Companies or the Proposed Acquisitions.  Without limiting the foregoing, neither Parent nor Merger Sub is required to list any assets, contractual obligations or liabilities of, or any other item or circumstance related to, the Target Companies on the Parent Disclosure Schedule.

SECTION 1.4

Directors and Officers of the
Surviving Company

[REDACTED]

1

SECTION 3.2

Capitalization

3.2(a) - The authorized equity capital of the Parent consists solely of 10,000,000 shares of common stock, par value $0.0001/share, and 1,000,000 shares of blank check preferred stock, , par value $0.0001/share, of which 1,000,000 shares of common stock, and no shares of preferred stock, will be issued and outstanding immediately prior to the Closing. Parent also issued[REDACTED] shares to [REDACTED] in conjunction with a merger agreement between Parent, a Parent wholly owned subsidiary and [REDACTED].

3.2(b) - The authorized equity capital of the Merger Sub consists solely of, immediately prior to the Closing, 10,000,000 shares of Merger Sub Common Stock, , par value $0.0001/share, and 1,000,000 shares of blank check preferred stock, , par value $0.0001/share, of which 10,000 shares of common stock, and no shares of preferred stock, will be issued and available immediately prior to the Closing.

3.2(c) – Parent and Merger Sub do not have any outstanding equity securities other than as stated above.

2

SECTION 3.8

Intellectual Property

(a)	Parent Owned IP

The following disclosures are made against the fourth sentence of Section 3.8(a):

[REDACTED]

(b)	Company Inbound Licenses

[REDACTED]

(c)	Company Outbound Licenses
a.	None

3

SECTION 3.9

Material Agreements

(b)

Parent Material Contracts

See Parent Representation set for the in Section 3.:

[REDACTED]

4

SECTION 3.10

Indebtedness and Liabilities

None

5

SECTION 3.11

Employee/Directors

[REDACTED]

6

[REDACTED] Final Version

[Certain identified information marked “[REDACTED]” herein has been excluded because it is not material and is the type that the issuer treats as private and confidential.]

[The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.]

COMPANY DISCLOSURE SCHEDULE

February 6, 2024

This Company Disclosure Schedule (this “Disclosure Schedule”) is delivered in connection with that certain Agreement and Plan of Merger, dated as of February 6, 2024 (the “Agreement”), by and among VAXANIX BIO, LTD, a Nevada corporation (“Parent”), VAXANIX BIO ACQUISITION CORP V., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and ONCOLYZE, INC., a Delaware corporation (the “Company”), and constitutes the Company’s Disclosure Schedule as that term is defined and referenced in the Agreement. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

This Disclosure Schedule is arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in the Agreement. The disclosures made in this Disclosure Schedule are subject to the terms of Section 8.19 (Disclosure Schedule) of the Agreement.

A heading has been inserted on each section of this Disclosure Schedule for convenience of reference only, which shall not have the effect of amending or changing the express description of the sections as set forth in the Agreement and shall not be referred to in connection with the construction or interpretation of the Agreement or this Disclosure Schedule. Without limiting the foregoing, cross-references to other sections of this Disclosure Schedule may be included for convenience of reference. The inclusion of such references does not mean that in those instances where a cross-reference is not included, any disclosure contained herein is not disclosed or incorporated into any other sections and subsections of this Disclosure Schedule to the extent it is reasonably apparent on its face, without reference to any underlying document therein and without independent knowledge of such matters, that such disclosure is applicable to such section or subsection.

Where the terms of an agreement or other disclosure item have been summarized or described herein, such summary or description does not purport to be a complete statement of all of the material terms of such agreement or other relevant matters. References in this Disclosure Schedule to any agreement shall be deemed to include references to all exhibits, schedules, purchase orders, service orders, and similar documents amending or modifying such agreement or expressly incorporated into such agreement by the text of such agreement.

Appendices and exhibits attached hereto and referenced herein form an integral part of the parts, subparts, sections and subsections of this Disclosure Schedule into which such appendices and exhibits are incorporated by reference for all purposes as if fully set forth herein.

Nothing in this Disclosure Schedule shall (i) constitute an admission of any liability or obligation of the Company to any third party or (ii) be deemed to constitute an admission, or otherwise imply, that any such item or information is material or creates measures for materiality or “Material Adverse Effect” in addition to or different than those provided in the Agreement. In disclosing such information, the Company does not waive any attorney-client privilege to the extent applicable to such information or any protection afforded by the work- product doctrine to the extent applicable to any of the matters disclosed in this Disclosure Schedule.

Matters reflected in this Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected herein. Any such matters not required by the Agreement to be reflected herein are set forth for informational purposes only and do not indicate that other such matters not required by the Agreement will be reflected herein. Any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other section of this Disclosure Schedule where such disclosure would be deemed reasonably appropriate.

The Company’s representations and warranties, as of the date of this Agreement and as of the Closing Date, are subject to such exceptions as are specifically disclosed in this Company Disclosure Schedule.

Schedule 2.2

Capital Stock

[REDACTED]

Schedule 2.4

Litigation

None.

Schedule 2.6(a)

Intellectual Property

[REDACTED]

Schedule 2.6(b)

Inbound Licenses

[REDACTED]

Schedule 2.6(c)

Outbound Licenses

None.

Schedule 2.7

Material Contacts

[REDACTED]

Schedule 2.8

Indebtedness and Liabilities

[REDACTED]

Section 2.9

Employees/Directors

•	Steven J. Evans, M.D.
•	Alex Stojanovic, Ph.D.
•	Larry Altstiel, M.D., Ph.D.
•	Barbara A. Carlin
•	John H. Abeles, M.D.
•	Alexander Zukiwski, M.D.
•	Rosemary Mazanet, M.D., Ph.D.

Schedule 2.15

Bank Accounts, Books and Records

•	Citibank Account# [REDACTED]. All payments require two signatures: Steven Evans and Alex Stojanovic

Schedule 2.16

Brokers

None.

Schedule 5(a)

Operation of the Company’s Business

None.

Schedule 8.4

Fees and Expenses

•	Parent to pay D&O tail insurance premium.